Exhibit 99.1

CORPORATE INVESTOR RELATIONS	CONTACT:	Monica J. Burke
5333 15th Ave. South, Seattle, WA 98108		Chief Financial Officer
(206) 762-0993		(415) 275-5100
www.stockvalues.com

NEWS RELEASE

Willis Lease Finance Promotes Robert M. Warwick to Chief Financial Officer

SAUSALITO, CA – December 6, 2005—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced that Monica J. Burke will be leaving the company’s full-time employment in mid-January and has promoted Robert M. Warwick to Chief Financial Officer from Director of Finance effective January 1, 2006.

“In the three and half years I’ve worked with Willis Lease, I’ve greatly enjoyed working with the outstanding people here,” said Burke.  “I am very proud of the accomplishments we have achieved during my tenure, particularly the placement of the asset backed securitization transaction.”  The ABS transaction, completed in August, was the first of its kind to securitize a diversified portfolio of leased aircraft engines, and the first aviation-related securitization transaction since September 11, 2001 to be issued without an insurer guaranty.  “I have decided to take an extended break and spend more time with my family.”

“We understand Monica’s decision to leave for personal reasons, and believe the transition will be simple and orderly.  We greatly appreciate Monica’s dedication and hard work, and wish her well in the future,” said Charles F. Willis, President and CEO.

“Bob Warwick has excellent financial skills, and I am confident in his ability to assume the role of Chief Financial Officer,” Burke commented.  “He is one of the most professional and skilled finance and accounting professionals with whom I have had the pleasure to work.”

Warwick graduated from Indiana University with a major in accounting and passed the California CPA exam in 1981.  Prior to joining Willis Lease, Warwick served as the Chief Financial Officer for The Bar Association of San Francisco, was the Controller for Catholic Healthcare West, the eighth largest hospital system in the nation, and has more than 28 years of experience in the accounting profession.  A dedicated community volunteer, Warwick has been a basketball coach, a little league umpire, a classroom parent and the Athletic Director for St. Raphael Parish CYO program.  He moved to Northern California more than 20 years ago to be the Controller for the San Mateo Times Newspaper Group and subsequently the Marin Independent Journal.  He resides in San Rafael, California, with his wife, son and daughter.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Note:  Transmitted on BusinessWire on December 6, 2005 at 11:20 a.m. PST.